Exhibit (d)(4)(J)

JOHN HANCOCK VARIABLE INSURANCE TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

AMENDMENT made as of this 8th day of April, 2013 to the Subadvisory Agreement dated October 17, 2005 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Deutsche Investment Management Americas Inc. (formerly, Deutsche Asset Management, Inc.), a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Section 2.c. is amended and restated as follows:

The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments.  The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable.  The Subadviser will always seek the best possible price and execution in the circumstances in all transactions.  Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement.  Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

2.	Effective Date

This Amendment shall become effective with respect to each Portfolio on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Variable Insurnace Trust and (ii) execution of the Amendment.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT

SERVICES, LLC

By:	/s/ Leo Zerilli
Leo Zerilli, Senior Vice President and Chief Investment Officer

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ John W. Vojticek
Name:	John W. Vojticek
Title:	Managing Director

2